Exhibit 99.1

FOR IMMEDIATE RELEASE

NEWS

Contact:	Sue Neumann, 314-656-5691	Michael Freitag/Andrea Calise
	John Haudrich, 314-656-5375	Kekst and Company
212-521-4800
www.smurfit-stone.com

SMURFIT-STONE FILES FOR REORGANIZATION

IN U.S. AND CANADA

•                  Expects a significant improvement in capital structure to support future growth and profitability

•                  Operations to continue as usual at all facilities

•                  $750 million in new financing provides ample liquidity

CREVE COEUR, Mo. and CHICAGO (January 26, 2009) – Smurfit-Stone Container Corporation today announced that it and its U.S. and Canadian subsidiaries have filed voluntary petitions for reorganization under Chapter 11 in the U.S. Bankruptcy Court in Wilmington, Delaware. The Canadian subsidiaries will also file to reorganize under the Companies’ Creditors Arrangement Act (CCAA) in the Ontario Superior Court of Justice in Canada.

The Company plans to use this process to restructure its debt, resulting in a capital structure more suited to support its long-term growth and profitability. The Company’s normal day-to-day operations will continue without interruption. Smurfit-Stone remains completely focused on serving its customers.

The Company also announced that, pending Court approval, it has received commitments for up to $750 million in debtor-in-possession (DIP) financing to fund continuing operations. Of this total, $350 million consists of new incremental funding; approximately $400 million represents replacement of existing Accounts Receivable Securitization facilities both in the U.S. and Canada. The DIP financing will enable the Company to continue to satisfy customary obligations associated with ongoing operations of its business, including payment of employee wages and benefits in the ordinary course, and payment of post-petition obligations to vendors under existing terms.

Patrick J. Moore, chairman and CEO, said, “Over the past decade, we built one of North America’s premier containerboard and packaging companies. But, our financial performance has not reflected the full potential of our earnings power due to higher cost operations and burdensome debt levels dating back to the original formation of the company. As a result of our three-year transformation program, we have been focused on improving our operating performance and our operations are now well invested and far more cost effective.

“Yet, the acceleration of the unprecedented global economic recession has weakened demand for packaging, and the frozen credit markets have prevented an out-of-court refinancing of our capital structure. While this is not the outcome we anticipated, we are taking this action to become a more financially healthy company.

“This combination of a modern, cost-effective operating platform and a reorganized capital structure through Chapter 11 will represent a new beginning for Smurfit-Stone.  I am confident that we will emerge a much stronger company structured for future growth and greater profitability.”

All operations outside of the U.S. and Canada are excluded from this process and none of Smurfit-Stone’s subsidiaries or operations outside of the U.S. and Canada commenced Chapter 11, CCAA or similar proceedings.

Smurfit-Stone has filed a variety of customary first day motions with the Court in Delaware and will seek an initial order in the Canadian proceedings, which will help enable it to continue to conduct business as usual while it completes its restructuring.

Smurfit-Stone’s legal advisor is Sidley Austin LLP; its Canadian counsel is Stikeman Elliott LLP; and its financial advisor is Lazard.

More information about Smurfit-Stone’s reorganization is available on the Company’s website at www.smurfit-stone.com. Employee, retiree, customer and supplier inquiries can be made at 877-264-9638.  If outside of the U.S. and Canada, inquiries can be made at 503-597-7694.

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Smurfit-Stone Container Corporation is one of the industry’s leading integrated containerboard and corrugated packaging producers and is one of the world’s largest paper recyclers. The company is a member of the Sustainable Forestry Initiative®, and the Chicago Climate Exchange. Smurfit-Stone generated revenue of $7.4 billion in 2007, has led the industry in safety every year since 2001, and conducts its business in compliance with the environmental, health, and safety principles of the American Forest & Paper Association